June 10, 2021

Mr. Richard Ressler Chairman of the Board
CIM Commercial Trust Corporation c/o Corporate Secretary
17950 Preston Road
Suite 600
Dallas, Texas 75252

Dear Mr. Richard Ressler:

Reference is made to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation (“CMCT”) (as amended, the "Charter").  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Charter.

As you are aware, Winthrop Realty Partners, L.P., Winthrop Strategic Real Estate Fund, L.P., Winthrop Strategic Real Estate Fund GP LLC, Winthrop Debt Partners  LLC, Michael L. Ashner, Lionbridge Capital, LP, Lionbridge Capital I, LP, Lionbridge Capital GP, LLC, Lionbridge GP, LLC, Lionbridge Asset Management, LLC, Greg Morillo, The Ravenswood Investment Company L.P., Ravenswood Investments III, LP, Ravenswood Management Company, LLC, Robotti & Company Advisors, LLC, Robotti & Company, Incorporated, Robert E. Robotti, Thomas D. Ferguson, Mark C. Gelnaw, Raymond V. Marino II and John S. Moran (collectively, the "Group"), filed collectively, as a group, a Schedule 13D, and amendments thereto, with the Securities and Exchange Commission with respect to their respective ownership of shares of Common Stock of CMCT.

This letter shall serve as the Group’s request that the Board of Directors of CMCT (the “Board”) grant a waiver (the “Waiver”) with respect to the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit as set forth in the Charter to permit each of the members of the Group to acquire, after aggregating their respective Beneficial Ownership or Constructive Ownership of shares of Capital Stock with the other members of the Group: (i) up to 19.9% in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes and (ii) up to 19.9% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Common Stock of CMCT excluding any outstanding shares of Common Stock not treated as outstanding for federal income tax purposes (collectively, the “Excepted Holder Limit”).  We note that the Excepted Holder Limit requested herein reflects a request by the Group that it be subject to the same percentage limit enumerated in the waiver granted by the Board to affiliates of CIM Group, L.P.

In connection with the Waiver requested hereby, each of the members of the Group hereby represents that:

(i)
None of the members of the Group, other than Messrs. Ashner, Morillo, Robotti, Ferguson, Gelnaw, Marino and Moran, is an individual for purposes of Section 542(a)(2) of the Internal Revenue Code (determined after taking into account Section 856(h) of the Internal Revenue Code);

(ii)
no Person that (a) is a direct or indirect owner of any of the members of the Group and (b) is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) Beneficially Owns or Constructively Owns, or in the future will Beneficially Own or Constructively Own, Capital Stock in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit; and

(iii)
no Person that is a direct or indirect owner of any of the members of the Group Constructively Owns, or in the future will Constructively Own, Capital Stock in excess of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit.

In light of the anticipated Rights Offering by CMCT, we would request a prompt granting of this Waiver particularly in light of the fact that our representations above would alleviate the basis for the inclusion of the Aggregate Stock Ownership Limit and Common Stock Ownership Limit in the Charter to ensure CMCT satisfies the 5/50 rule for real estate investment trusts.

To the extent that the Waiver is not granted by the Board, this letter shall immediately become void and have no further legal force or effect.

On behalf of the Group,

Very truly yours,

/s/ Michael L. Ashner

Michael L. Ashner
Winthrop Realty Partners, L.P.

cc:          Mr. Douglas Bech
Ms. Marcie D. Edwards
Mr. Kelly Eppich
Mr. Frank Golay, Jr.
Mr. Shaul Kuba
Mr. Avraham Shemesh